                                                                      EXHIBIT A

                         NATIONAL FUEL RESOURCES, INC.
                               INCOME STATEMENT

                                          Three                  Twelve
                                       Months Ended           Months Ended
                                    December 31, 2002       December 31, 2002

                                          Actual                  Actual

Operating Revenues                     $42,676,096             $161,148,430

Operating Expenses:

Purchased Gas                           39,472,788              145,638,553
Purchased Electric                            (495)                  57,064
Operation                                  729,678                3,057,033
Depreciation, Depletion
   & Amortization                           24,688                  140,518
Franchise & Other Taxes                     61,825                  216,689
                                        40,288,484              149,109,857

Operating Income                         2,387,612               12,038,573

Interest Income                            246,777                1,118,433
Interest Expense                             7,522                   14,761

Net Income Before Taxes                  2,626,867               13,142,245

Income Taxes:

Federal                                    821,672                4,094,131
State                                      178,215                  618,316
Deferred                                    40,910                  149,778
                                         1,040,797                4,862,225

Net Income                             $ 1,586,070             $  8,280,020
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